EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2008 Fourth Quarter and Full Year Results

ALPHARETTA, GEORGIA — March 11, 2009 — Neenah Paper, Inc. (NYSE:NP) today reported a loss from continuing operations for the fourth quarter of 2008 of $67.0 million, or $4.58 per diluted common share, including after-tax charges of $54.0 million, or $3.69 per diluted common share, related to the impairment of German goodwill and $3.9 million, or $0.27 per share, to increase current tax expense to reflect limitations on tax benefits associated with the Fox River acquisition.

Excluding these items, the company generated an adjusted loss from continuing operations of $9.1 million, or $0.62 per diluted common share, compared with income from continuing operations of $1.4 million, or $0.09 per diluted common share, in the fourth quarter of 2007. Consolidated net sales of $147 million in the fourth quarter 2008 was comparable to $193 million of sales in the same prior year period, as deteriorating global economic conditions led to lower market demand and reductions in customer inventory levels.

Adjusted earnings (loss) per share is a non-GAAP measure and is reconciled to GAAP earnings (loss) per share in the table below.

Earnings per Diluted Common Share

	Full Year		Fourth Quarter
Continuing Operations	2008	2007	2008	2007

GAAP Earnings/(Loss) Per Diluted Share	$(3.23)	$2.13	$(4.58)	$0.09
Goodwill impairment charge	(3.69)		(3.69)
Non recurring tax expense adjustment	(0.27)		(0.27)
Reduction in deferred tax expense		0.58
Adjusted Earnings/(Loss) Per Diluted Share	$0.73	$1.55	$(0.62)	$0.09

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “With significant and rapid declines in market demand in the fourth quarter, we moved quickly and took actions to reduce spending and maximize cash flow. Consequently, despite the earnings loss and our $8 million semi-annual bond interest payment, we still generated free cash flow of more than $6 million and paid down debt by $9 million.

Without our pulp business, Neenah Paper is clearly better positioned to handle the current economic turmoil. Although we did not see much benefit in the fourth quarter, input costs for pulp, latex and energy did begin to decline. We expect to realize much more significant benefits from this in 2009, along with additional savings from our spending reductions. Our balance sheet remains manageable, and we continue to have adequate liquidity with no significant financing requirements in the near term. Most importantly, we have the right teams and resources in place and are executing strategies that have made us a leader in the markets we serve, and that will bring value to our customers and to our shareholders.”

Quarterly Segment and Other Financial Results

Fine Paper fourth quarter 2008 net sales of $72 million declined from $95 million in 2007. Decreased sales in 2008 were due to lower shipments, primarily as a result of weaker market demand for premium writing, text and cover papers. Operating income was $1.2 million in the fourth quarter of 2008 and $11.7 million in the fourth quarter of 2007. The decline in 2008 is due to lower volumes, $3 million of higher raw material and energy prices, and approximately $4 million of additional costs for mill downtime.  These items were partly offset by increased selling prices, reductions in spending and other operational efficiencies.

Technical Products net sales of $74 million in the fourth quarter of 2008 decreased from $98 million in the fourth quarter of 2007. The decline in sales resulted primarily from lower volumes due to weaker end-use demand and reductions in customer inventory levels. A three percent decline in sales due to currency translation from a weaker Euro was more than offset by higher global selling prices and an improved sales mix. The reported fourth quarter 2008 operating loss of $60.5 million included the $54.5 million impairment charge. Without this charge, the adjusted operating loss of $6.0 million compared with operating income of $2.6 million in 2007.  In addition to the impairment charge, reasons for the decline in 2008 include more than $6 million of additional costs for market-related downtime, $3 million of higher input costs, lower volumes and one-time write-offs. These items were partly offset by higher selling prices, increased manufacturing efficiencies in North America and reductions in spending.

Consolidated selling, general and administrative (SG&A) expense of $19.8 million in the fourth quarter 2008 was below the prior year level of $21.0 million due to targeted spending reductions. Unallocated corporate expense was $4.4 million in the fourth quarter of 2008 and $8.3 million in the fourth quarter of 2007. Unallocated expense included $0.5 million in 2008 for long-term disability costs related to Terrace Bay retirees and $5.3 million charged to Other (Income)/Expense in 2007 for settlement of litigation associated with Terrace Bay retirees.

Net interest expense of $6.4 million in the fourth quarter of 2008 was similar to $6.3 million in the prior year, as lower interest rates in 2008 offset higher debt levels. The quarterly and full year effective tax rates reflect the impact of the non deductible goodwill impairment and other charges in 2008 and a reduction in deferred tax expense in 2007 following a German statutory rate decrease.

Stockholders’ equity in the fourth quarter of 2008 was reduced by an after-tax adjustment of $17 million to reflect a net increase in the Company’s liabilities for pension plans, primarily as a result of a decline in plan assets in 2008. This decline in plan assets resulted from losses incurred on plan investments in global debt and equity markets.

Cash provided by operating activities was $12.9 million in the fourth quarter of 2008, primarily as a result of decreases in working capital generated by reducing operating schedules and the lower sales volumes. Capital spending was $6.4 million in the quarter. The net available cash flows were used to pay down $9 million of debt in the quarter.

Full Year Results

As a result of the decline in the fourth quarter, full year net sales fell from $767 million in 2007 to $732 million in 2008. Excluding the previously mentioned unusual charges for goodwill impairment and tax expense in 2008 and a $0.58 per share benefit from a reduction in deferred tax expense in 2007 following a German statutory rate change, adjusted earnings per diluted common share from continuing operations were $0.73 in 2008 and $1.55 in 2007. For the same periods, GAAP earnings (loss) per diluted common share were $(3.23) in 2008 and $2.13 in 2007. Lower earnings in 2008 resulted from higher input prices, lower volumes and additional costs for downtime that offset benefits from higher selling prices, lower SG&A spending and improved mill efficiencies.

Discontinued Operations

Discontinued operations include results from the Company’s divested pulp mills and its remaining timberlands operation. Net losses from discontinued operations in the fourth quarter of 2008 were $0.7 million and $23.9 million for the same period in 2007. Losses in the fourth quarter 2008 were due to adjustments in tax expense; results in 2007 included a noncash charge of $23.9 million for final settlement of the Ontario pension plan.

For the full year, net losses from discontinued operations were $111.2 million in 2008 and included $107.6 million of primarily noncash charges related to the write-down of assets and recognition of a loss on the sale of the Pictou pulp mill. In 2007, net losses were $22.0 million, primarily as a result of the previously mentioned fourth quarter charge for settlement of the Ontario pension plan.

Outlook

The company noted certain assumptions for 2009, as follows:

•                  Lower net sales and higher costs for downtime in the first half of 2009 (versus 2008).

•                  Significant benefits from input cost deflation for pulp, energy, latex and other raw materials.

•                  Reductions in operating expenses from cost savings initiatives of $10 million.

•                  Capital spending decrease to $15 million, following key investments in capabilities and systems made over the past few years.

•                  Increased pension expense of approximately $4 million as a result of lower asset returns in 2008. Required cash contributions similarly increase from $7 million in 2008 to $11 million in 2009.

•                  No cash tax payments on North American income due to use of existing operating losses. Cash refund of approximately $11 million tax payments in prior years.

•                  Quarterly dividend of $0.10 per share.

Conference Call

Neenah Paper will hold a webcast to discuss fourth quarter earnings and other matters of interest at 11 a.m. Eastern on Thursday, March 12. Stockholders and other interested parties are invited to either listen live or participate directly in the call by following the instructions noted in the company’s web site (www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through March 31, 2009.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, which have deteriorated significantly in the U.S., Germany and many other countries and regions, (ii) significant capital and credit market volatility and deterioration, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net Sales	$146.6	$193.0	$732.3	$767.0
Cost of products sold	135.6	162.9	633.2	635.5
Gross Profit	11.0	30.1	99.1	131.5
Selling, general and administrative expenses	19.8	21.0	75.2	79.3
Goodwill and other intangible asset impairment charge	54.5	—	54.5	—
Other income - net	0.4	3.1	(11.3)	(1.7)
Operating Income (Loss)	(63.7)	6.0	(19.3)	53.9
Interest expense-net	6.4	6.3	25.0	25.4
Income (Loss) From Continuing Operations Before Income Taxes	(70.1)	(0.3)	(44.3)	28.5
Provision (benefit) for income taxes	(3.1)	(1.7)	3.0	(3.7)
Income (Loss) From Continuing Operations	(67.0)	1.4	(47.3)	32.2
Loss From Discontinued Operations, net of income taxes	(0.7)	(23.9)	(111.2)	(22.0)
Net Income (Loss)	$(67.7)	$(22.5)	$(158.5)	$10.2

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$(4.58)	$0.09	$(3.23)	$2.17
Discontinued Operations	(0.05)	(1.60)	(7.59)	(1.48)
	$(4.63)	$(1.51)	$(10.82)	$0.69

Diluted
Continuing Operations	$(4.58)	$0.09	$(3.23)	$2.13
Discontinued Operations	(0.05)	(1.58)	(7.59)	(1.46)
	$(4.63)	$(1.49)	$(10.82)	$0.67

Weighted Average Common Shares Outstanding (000s)
Basic	14,620	14,933	14,642	14,874

Diluted	14,620	15,135	14,642	15,141

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net Sales:
Fine Paper	$72.3	$95.3	$335.5	$366.5
Technical Products	74.3	97.7	396.8	400.8
Intersegment Sales	—	—	—	(0.3)
Consolidated	$146.6	$193.0	$732.3	$767.0

Operating Income (Loss):
Fine Paper	$1.2	$11.7	$34.0	$46.6
Technical Products	(60.5)	2.6	(42.3)	24.7
Unallocated corporate and other	(4.4)	(8.3)	(11.0)	(17.4)
Consolidated	$(63.7)	$6.0	$(19.3)	$53.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2008	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$3.3	$8.7	$2.4
Accounts receivable - net	63.2	90.0	145.4
Inventories	88.6	95.3	110.6
Deferred income taxes	53.3	62.7	1.9
Other current assets	30.2	32.1	29.9
Assets held for sale - discontinued operations	3.3	3.8	—
Total current assets	241.9	292.6	290.2
Property, plant and equipment - net	316.2	319.5	432.3
Deferred income taxes	42.0	26.6	55.4
Goodwill and other intangibles - net	72.5	134.7	140.2
Other non-current assets	12.0	12.7	14.7
Total assets	$684.6	$786.1	$932.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$24.1	$22.6	$10.9
Accounts payable	40.6	47.4	86.9
Accrued expenses	32.3	42.4	72.1
Liabilities related to discontinued operations	—	0.8	—
Total current liabilities	97.0	113.2	169.9
Long-term debt	340.5	351.4	321.2
Deferred income taxes	25.4	32.1	30.4
Noncurrent employee benefits and other obligations	111.3	84.6	123.3
Total liabilities	574.2	581.3	644.8
Stockholders’ equity	110.4	204.8	288.0
Total liabilities and stockholders’ equity	$684.6	$786.1	$932.8

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$(67.7)	$(22.5)	$(158.5)	$10.2
Depreciation and amortization	8.7	11.8	38.6	45.3
Stock-based compensation	0.9	1.3	4.0	6.4
Deferred income tax benefit	0.6	(16.6)	(55.7)	(26.8)
Goodwill and other intangible asset impairment charge	54.5	—	54.5	—
Asset impairment loss	—	—	91.2	—
Loss on disposal - transfer of Pictou Mill	—	—	29.3	—
Loss on disposal of postretirement benefit plans	—	38.7	53.7	38.7
(Gain) loss on asset dispositions	0.1	(1.0)	(6.3)	(0.8)
Net cash provided by (used) in changes in operating working capital	16.7	12.5	(21.5)	—
Other	(0.9)	0.8	(16.2)	(3.5)
Cash provided by operating activities	12.9	25.0	13.1	69.5
Investing Activities
Capital expenditures	(6.4)	(21.1)	(30.0)	(58.3)
Acquisition of Fox River	—	—	—	(54.7)
Other	(0.7)	1.4	(0.4)	(0.4)
Cash used in investing activities	(7.1)	(19.7)	(30.4)	(113.4)
Financing Activities
Short and long-term borrowings	4.9	4.7	72.4	85.0
Repayment of debt	(14.0)	(13.3)	(37.9)	(39.1)
Share purchases	—	—	(9.4)	—
Cash dividends paid	(1.5)	(1.5)	(6.0)	(6.0)
Other	(0.7)	0.8	(0.9)	3.9
Cash provided by (used in) financing activities	(11.3)	(9.3)	18.2	43.8
Effect of exchange rates on cash and cash equivalents	0.1	0.2	—	0.9
Net increase (decrease) in cash and cash equivalents	$(5.4)	$(3.8)	$0.9	$0.8

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

Reconciliation of Non-GAAP Disclosure Items

(In millions, except per share data)

Reconciliation of Technical Products operating income (loss) to adjusted operating income (loss):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating income (loss) - Technical products	$(60.5)	$2.6	$(42.3)	$24.7
Subtract: Goodwill and other intangible asset impairment charge	54.5	—	54.5	—
Operating income (loss) - Technical Products adjusted for goodwill and other intangible asset impairment charge	$(6.0)	$2.6	$12.2	$24.7

Reconciliation of income from continuing operations to adjusted net income from continuing operations:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Income (Loss) From Continuing Operations	$(67.0)	$1.4	$(47.3)	$32.2
Add (subtract):
After-tax impairmant charge	54.0	—	54.0	—
Increase in the limitation on available tax benefits acquired in the Fox River acquisition	3.9	—	3.9	—
Benefit from change in German tax law	—	—	—	(8.8)
Income (loss) from continuing operations adjusted for after-tax impairment charge	$(9.1)	$1.4	$10.6	$23.4

Notes:

In accordance with generally accepted accounting principles in the United States (“GAAP”), reported operating income (loss) for the Technical Products segment includes the pre-tax effects of unusual and non-recurring items. In addition, reported earnings (loss) from continuing operations and reported earnings (loss) per diluted common share include the after-tax effects of non-recurring items.  We believe that by adjusting such reported amounts to exclude the effects of these items, the resulting adjusted operating income for the Technical Products segment and adjusted earnings from continuing operations and earnings per share from continuing operations are on a basis that reflects the results of our ongoing operations.  Adjusted operating income and adjusted earnings from continuing operations and earnings per share from continuing operations are not recognized terms under GAAP and should not be considered in isolation or as a substitute for operating income, earnings from continuing operations or earnings per share from continuing operations or any other performance measures derived in accordance with GAAP.  Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to their measures.